                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
               EXCHANGE ACT OF 1934 (AMENDMENT NO.             )

Filed by the registrant [X]                    [ ] Confidential, for Use of the
Filed by a party other than the registrant [ ]     Commission Only (as permitted
                                                   by Rule 14a-(e)(2))
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Elcor Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                                  [ELCOR LOGO]
                              14643 DALLAS PARKWAY
                         SUITE 1000, WELLINGTON CENTRE
                            DALLAS, TEXAS 75240-8871

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD TUESDAY, OCTOBER 26, 1999

To the Shareholders:

     PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of Elcor Corporation (the "Company") will be held in the Derrick Room of the Midland Petroleum Club, 501 West Wall Street, Midland, Texas, on Tuesday, October 26, 1999, at 10 a.m., local time, for the following purposes:

          1. To elect two directors to hold office for terms expiring in 2002, as specified in the attached Proxy Statement, or until their successors are elected and qualified;

          2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending June 30, 2000; and

          3. To transact such other business as may properly come before such meeting or any adjournment or adjournments thereof (the "Meeting").

     An alphabetical list of the names and addresses of shareholders eligible to vote at the Meeting, together with the number of shares registered, will be maintained during ordinary business hours at the offices of Ortloff Engineers, LTD at Suite 2000, Wilco Building, 415 West Wall Street, Midland, Texas 79701 for at least ten days prior to the Meeting.

     The Board of Directors has fixed the close of business on September 7, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

                                             By Order of the Board of Directors
                                                      DAVID G. SISLER
                                                         Secretary

Dated: September 17, 1999

                                   IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE, OR VOTE BY TELEPHONE AS DESCRIBED ON THE PROXY. ANY SHAREHOLDER GRANTING A PROXY MAY REVOKE SAME AT ANY TIME PRIOR TO ITS EXERCISE. ALSO, WHETHER OR NOT GRANTING A PROXY, SHAREHOLDERS OF RECORD MAY VOTE IN PERSON IF THEY ATTEND THE MEETING.

                                  [ELCOR LOGO]
                              14643 DALLAS PARKWAY
                         SUITE 1000, WELLINGTON CENTRE
                            DALLAS, TEXAS 75240-8871

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD TUESDAY, OCTOBER 26, 1999

                             SOLICITATION OF PROXY

     The accompanying proxy is solicited on behalf of the Board of Directors of Elcor Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Tuesday, October 26, 1999 and at any adjournment or adjournments thereof (the "Meeting"). In addition to the use of the mails, proxies may be solicited by personal interview, telephone or facsimile by directors, officers and other employees of the Company, who will not receive additional compensation for such services. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward the soliciting material to the beneficial owners of stock held of record and will reimburse such persons for forwarding such material at the rates prescribed by the New York Stock Exchange. The Company will bear the cost of this solicitation of proxies. Such costs are expected to be nominal. Proxy solicitation will commence with the mailing of this Proxy Statement on or about September 17, 1999.

     Any shareholder giving a proxy has the power to revoke the same at any time prior to its exercise by executing a subsequent proxy, by providing written notice to the Secretary of the Company or by attending the Meeting and withdrawing the proxy.

                               PURPOSE OF MEETING

     As stated in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement, the business to be conducted and the matters to be considered and acted upon at the Meeting are as follows:

          1. To elect two directors to hold office for terms expiring in 2002, as specified herein, or until their successors are elected and qualified;

          2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending June 30, 2000; and

          3. To transact such other business as may properly come before the Meeting.

                               VOTING AT MEETING

     The voting securities of the Company consist solely of common stock, par value $1 per share ("Common Stock").

     The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on September 7, 1999 (the "Record Date"), at which time the Company had outstanding and entitled to vote at the Meeting 19,988,074 shares of Common Stock. Shareholders are entitled to one vote, in person or by proxy, for each share of Common Stock held in their respective names on the Record Date. Shareholders representing fifty-one percent of the Common Stock outstanding and entitled to vote must be present or represented by proxy at the Meeting to constitute a quorum.

     Neither abstentions, or shares voted to withhold authority, nor broker non-votes are counted as votes cast on any matter to which they relate. All shares represented in person or by proxy, including abstentions, shares voted to withhold authority, and broker non-votes, are considered in determining whether a quorum has been reached on a particular matter. A broker non-vote will occur when a broker who holds shares in nominee form, or "street name," for a customer does not have the authority under the rules of the New York Stock Exchange ("NYSE") or separate agreement to cast a vote on a particular matter, because the matter is deemed by the NYSE to be non-discretionary, or is non-discretionary by agreement, and the broker's customer has not furnished voting instructions. NYSE rules do not bar discretionary voting on the matters to be voted upon at the Meeting.

     Shares represented by properly executed proxies will be voted, in the absence of contrary indication thereon or revocation of such proxies by the shareholders granting them, in favor of each of the nominees for director and in favor of the ratification of auditors, as set forth below. The persons named as proxies on the accompanying proxy card have been designated by the Company's management.

     If a shareholder is a participant in the Company's Employee Stock Ownership Plan ("ESOP"), the proxy card will serve as a voting direction for the Trustee of such plan. Shares not yet allocated to ESOP participants, under the terms of the ESOP, will be voted in proportion to allocated ESOP shares for which voting is directed. Allocated shares held through the ESOP for which participants do not return properly signed proxy cards or telephonic votes will be voted in the same manner.

     In lieu of voting or giving voting direction on proxy cards, a shareholder or ESOP participant may give voting direction by telephone if they follow the instructions set forth on the proxy card. By using the telephone to give voting direction, a shareholder thereby is granting a proxy for the voting of shares held of record in their name to the Company's stock transfer and tabulation agent, ChaseMellon Shareholder Services, LLC ("ChaseMellon") and is authorizing ChaseMellon on their behalf to take all necessary steps to confirm their vote to the proxies listed on the Company's proxy card. ESOP participants by giving telephone voting direction are authorizing ChaseMellon on their behalf to take all necessary steps to confirm their voting direction to the ESOP Trustee for voting.

     The election of directors and the ratification of the appointment of Arthur Andersen LLP as independent auditors each will require the affirmative vote of a majority of the Common Stock present or represented by proxy at the meeting and voting thereon. Cumulative voting for directors is not authorized.

                                STOCK OWNERSHIP

     The following table sets forth as of September 7, 1999, the number of shares of Common Stock beneficially owned by each director or nominee, each Named Executive Officer (as defined under "Executive Compensation" below), and by all directors and executive officers as a group.

NAME OF BENEFICIAL OWNER                                        SHARES OF       PERCENT
OR IDENTITY OF GROUP                                         COMMON STOCK (1)   OF CLASS
------------------------                                     ----------------   --------
James E. Hall..............................................       289,800(2)      1.45
Thomas D. Karol............................................        11,250(3)         *
Dale V. Kesler.............................................        10,500(4)         *
W. F. Ortloff..............................................        51,875(5)         *
David W. Quinn.............................................        22,500(2)         *
Richard J. Rosebery........................................       289,998(6)      1.45
Harold K. Work.............................................       335,544(7)      1.67
Leonard R. Harral..........................................        23,846(8)         *
Raul G. Holguin............................................        29,893(9)         *
David G. Sisler............................................         7,883(10)        *
All directors and executive officers as a group (12
  persons).................................................     1,130,227(11)     5.58

---------------

  *  Percentages of one percent or less have been omitted.

 (1) All shares reflected in the above table are owned directly and the owner has sole voting and investment power with respect to such shares, except for (i) option shares as shown in notes (2) through (11); (ii) shares allocated to such persons' accounts in the ESOP; and (iii) certain shares that are treated as beneficially owned by such persons for purposes of this table, such as, but not limited to, shares which are held in the names of the wives or minor children of such persons, in family partnerships, or as trustee or custodian for children of such persons, or by children who are not minors but who reside with such persons.

 (2) Includes options currently exercisable for 18,000 shares.

 (3) Includes options currently exercisable for 4,500 shares.

 (4) Includes options currently exercisable or exercisable within sixty days for 9,000 shares.

 (5) Includes options currently exercisable or exercisable within sixty days for 13,500 shares.

 (6) Includes options currently exercisable or exercisable within sixty days for 73,500 shares.

 (7) Includes options currently exercisable or exercisable within sixty days for 89,625 shares.

 (8) Includes options currently exercisable or exercisable within sixty days for 6,635 shares.

 (9) Includes options currently exercisable or exercisable within sixty days for 5,170 shares.

(10) Includes options currently exercisable or exercisable within sixty days for 3,022 shares.

(11) Includes options currently exercisable or exercisable within sixty days for 254,281 shares.

     The following table sets forth, as of September 7, 1999, certain information with respect to the only beneficial owner who is known to the Company to own more than 5 percent of the outstanding shares of Common Stock.

NAME AND ADDRESS OF                                            SHARES OF     PERCENT
BENEFICIAL OWNER                                              COMMON STOCK   OF CLASS
-------------------                                           ------------   --------
Trustees for the Elcor Corporation Employee Stock Ownership
  Plan......................................................   1,462,025       7.31
     c/o Elcor Corporation
     14643 Dallas Parkway
     Wellington Centre, Suite 1000
     Dallas, TX 75240-8871

     As far as is known to management of the Company, including through its review of public reports under section 13(d), (g) and (f) of the Securities Exchange Act of 1934, no other single person owns beneficially more than 5 percent of the outstanding shares of Common Stock. The information in public reports, however, may not be current due to time lags inherent in the reporting process.

                               BOARD OF DIRECTORS

     The Board of Directors has the responsibility for establishing broad corporate policies, for approving major corporate transactions, and for the overall performance of the Company, although it is not involved in day-to-day operating details. The Board meets regularly throughout the year, including the annual organization meeting following the Annual Meeting of Shareholders. During the last fiscal year, the Board met eight times.

     The Board has established a number of standing committees of certain of its members to perform particular areas of responsibility. These are the Executive, Audit, and Compensation Committees. There is not a Nominating Committee.

     The primary function of the Executive Committee is to assist the Board by acting upon matters when the Board is not in session within general guidelines previously authorized by the Board. All actions taken by the Committee are promptly reported to and reviewed by the full Board. The Committee did not formally meet during the last fiscal year. The Executive Committee consists of Messrs. Work, Rosebery, Hall and Ortloff.

     The Audit Committee consists of Messrs. Quinn (Chairman), Hall and Kesler, all of whom are nonemployee directors. The functions of the Committee are to determine whether management has established internal controls which are sound, adequate and working effectively; to ascertain whether Company assets are verified and safeguarded; to review and approve external audits; to review audit fees and the appointment of independent auditors; and to review nonaudit services provided by the independent auditors. The Committee met three times during the last fiscal year.

     The Compensation Committee consists of Messrs. Kesler (Chairman), Hall and Ortloff. Its function is to independently review and assess compensation for the Chief Executive Officer and all other executive officers of the Company and provide advice and recommendations to the Board of Directors concerning such compensation and benefits, and the development of policies on employee compensation for the Company. The Committee met six times during the last fiscal year.

     All current directors attended, in person or by telephone, in excess of seventy-five percent (the reporting threshold) of the aggregate of Board of Directors and applicable Board committee meetings during their service as directors in fiscal 1999.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     At the Meeting, two directors will be elected to serve for terms of three years expiring on the date of the Annual Meeting of Shareholders in 2002. Each director elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the bylaws of the Company. Under the Company's bylaws, directors are divided into three classes, each of which is to be composed of approximately one-third of the directors.

     Messrs. David W. Quinn and Richard J. Rosebery are nominated for election for a three-year term or until their successors are elected and qualified. The nominees for directors are both currently Board members.

     None of the nominees has any family relationship with the others or any officer or director of the Company or any of its subsidiaries. None of the nominees is being proposed for election pursuant to any special arrangement or understanding between such nominee and any other person.

     Shares represented by properly executed proxies will be voted, in the absence of contrary indication therein or revocation thereof by the shareholder granting such proxy, in favor of the election of the nominees named herein as directors to hold office for the terms stated herein. The persons named as proxies in the enclosed proxy have been designated by the Company's management and intend to vote for the election to the Board of Directors of the nominees named below. If the contingency should occur that any such nominee is unable to serve as a director, it is intended that the shares represented by the proxies will be voted, in the absence of contrary indication, for any substitute nominee that management may designate. Management knows of no reason why any nominee would be unable to serve.

     Information about nominees for the Board of Directors and the directors whose terms will continue after the Meeting is set forth below. The information presented herein with respect to the nominees was obtained in part from the nominees, and in part from the records of the Company.

                                    NOMINEES

DAVID W. QUINN, 57 -- Vice Chairman of Centex Corporation.

     Prior to his appointment to his current position as Vice Chairman of Centex Corporation in 1996, Mr. Quinn served as its Executive Vice President since 1987. In addition, Mr. Quinn served as Chief Financial Officer of Centex from 1987 to August 1997. He has served on Centex's Board of Directors since 1989, and also serves as a director of its 62% owned subsidiary, Centex Construction Products, Inc. Mr. Quinn also is a member of the Board of Directors and Executive Committee and is Chairman of the

     Finance Committee of Zale Lipshy University Hospital in Dallas, Texas. Mr. Quinn has served as a director of the Company since 1996 and his current term expires in 1999. He serves on the Company's Audit Committee.

RICHARD J. ROSEBERY, 64 -- Vice Chairman, Chief Financial and Administrative
                           Officer and Treasurer of Elcor Corporation.

     Mr. Rosebery was elected to his current position as Vice Chairman of the Company in August 1997, having served as Executive Vice President since 1993. He has served as an officer of the Company for 24 years. In addition to his position with the Company, he serves as director and officer of all of Elcor's subsidiaries and is Chairman of the Board or President of all Elcor Industrial Products subsidiaries. Mr. Rosebery served as a Vice President in various capacities with Elcor Corporation from 1975 until his election as Vice Chairman. He also serves as a director of the Dallas Chapter of the Financial Executives Institute. Mr. Rosebery's current term as a director of the Company expires in 1999. He has served as a director of the Company since 1996.

                              CONTINUING DIRECTORS

JAMES E. HALL, 64 -- Officer and Director of Chaparral Cars, Inc. and Partner of
                     Condor Operating Company.

     Since 1965, Mr. Hall has been President and a director of Chaparral Cars, Inc., which has built and operated cars for major national and international racing events. He is Manager of Condor Operating Company, independent oil and gas operators, and a director and officer of Condor Aviation Company, Inc. Mr. Hall is also a former director and officer of Hall Racing, Inc. Mr. Hall is a member of the Audit Committee, the Executive Committee, and the Compensation Committee. He has served as a director since 1974 and his current term expires in 2001.

THOMAS D. KAROL, 40 -- Chief Executive Officer of Pro Group Holdings, Inc.

     Mr. Karol has served as Chief Executive Officer of Pro Group Holdings, Inc. for more than five years. Pro Group Holdings is a privately owned company that manufactures carpet and distributes various flooring products through its Hollytex and LDBrinkman subsidiaries. He was appointed to fill a vacancy, created when Mr. Robert M. Leibrock retired from the Board in November 1998. Mr. Karol was appointed to the Board effective November 5, 1998 for a term expiring in 2000.

DALE V. KESLER, 60 -- Retired former Managing Partner, Arthur Andersen LLP,
                      Dallas/Fort Worth.

     Mr. Kesler retired in 1996 from Arthur Andersen LLP, where he was Managing Partner of the Dallas/ Fort Worth office from 1983 to 1994. He began employment with Arthur Andersen in 1962 and became head of the Audit Practice at the Dallas office in 1973. In 1982, he moved to Arthur Andersen's headquarters where he was responsible for strategic planning worldwide for the Audit and Business Advisory practice of Arthur Andersen. He currently serves on the boards of directors of American Homestar Corporation, New Millennium Homes, Cellstar Corporation, Triad Hospitals, Inc., and Resource Services, Inc., and serves on committees and boards of various charitable and civic organizations. Mr. Kesler was appointed to fill a vacancy, created when the number of directors on the Board of the Company was increased from seven to eight on December 15, 1997, for a term beginning January 2, 1998 and expiring in 2000. He serves on the Company's Compensation Committee.

W. F. ORTLOFF, 76 -- Retired former Executive Vice President and Vice Chairman of Elcor Corporation.

     Mr. Ortloff served as Executive Vice President of the Company (1965-1981) and Vice Chairman of the Board of the Company (1977-1981). From February 1984 until April 1989, Mr. Ortloff served as President, Chief Executive Officer and director of Gory Associated Industries, Inc., a subsidiary of the Company. He retired from part-time employment as an executive with the Company on May 31, 1995. Mr. Ortloff is a member of the Executive Committee and the Compensation Committee. He was elected a director in 1965. His current term expires in 2000.

HAROLD K. WORK, 66 -- Chairman of the Board, President and Chief Executive
                      Officer of Elcor Corporation; Chairman of the Board of Elk Corporation of Dallas.

     Mr. Work was elected by the Board to the position of Chairman of the Board, President and Chief Executive Officer of the Company on August 26, 1997, to succeed the late Mr. Roy E. Campbell. Mr. Work served for just one week as Vice Chairman of the Company under a succession plan adopted by the Board on August 18, 1997. Prior to such time, he had served as Executive Vice President of the Company since 1993 and as a director since 1996. He served as President and Chief Executive Officer of Elk Corporation of Dallas from 1979 until December 1998. Mr. Work continues to serve as Chairman of the Board and a director of each of the Elk subsidiaries of the Company and Elcor Management Corporation. He is a member of the Board of Directors of Centex Construction Products, Inc. and of the Asphalt Roofing Manufacturers Association. His current term expires in 2001.

                       THE BOARD OF DIRECTORS RECOMMENDS

                   A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth certain information regarding compensation paid during each of the last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, "Named Executive Officers"), based on salary and bonus earned during the last fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                   ANNUAL            COMPENSATION
                                                COMPENSATION       ----------------
             NAME AND               FISCAL   -------------------    STOCK OPTIONS        ALL OTHER
      PRINCIPAL POSITION(a)          YEAR     SALARY    BONUS(b)   (# OF SHARES)(c)   COMPENSATION(d)
      ---------------------         ------   --------   --------   ----------------   ---------------
Harold K. Work....................   1999    $348,333   $204,898        37,500            $81,240
                                     1998     317,033    149,001        37,500             64,297
                                     1997     272,800     60,505        22,500             64,479
Richard J. Rosebery...............   1999    $291,667   $149,660        30,000            $55,823
                                     1998     266,933    117,261        30,000             42,627
                                     1997     219,733     46,485        22,500             33,723
Leonard R. Harral.................   1999    $110,300   $ 31,502         2,310            $14,491
                                     1998     106,150     27,096         2,940             10,960
                                     1997     102,167     13,930         2,790              9,242
Raul G. Holguin...................   1999    $131,333   $ 21,862         4,065            $16,811
                                     1998     115,583     35,301         4,642             12,629
                                     1997     105,750     25,388         2,351              9,261
David G. Sisler...................   1999    $133,000   $ 49,563         4,027            $15,209
                                     1998     120,367     34,134         4,522              8,328
                                     1997     114,106     11,665         3,836              2,650

---------------

(a) Capacities in which person served during the fiscal year ending June 30, 1999:

    Harold K. Work        Chairman of the Board, Chief Executive Officer and
                          President.
    Richard J. Rosebery   Vice Chairman, Chief Financial and Administrative Officer
                          and Treasurer.
    Leonard R. Harral     Vice President and Chief Accounting Officer.
    Raul G. Holguin       Vice President, Information Systems; Vice
                          President -- General Manager of the Conductive Coatings
                          Division of Chromium Corporation (until June 30, 1999);
                          President and Chief Operating Officer of Cybershield, Inc.
                          (effective June 30, 1999).
    David G. Sisler       Vice President, General Counsel and Secretary.

(b) Bonus amounts in the summary compensation table were paid under the Company's Incentive Cash Bonus Plan. These amounts ordinarily are determined through the application of formula calculations based on a targeted range of earnings before federal income taxes of the Company as a whole or of the appropriate business unit. For more information, see Compensation Committee Report included with this Proxy Statement.

(c) Number of shares has been adjusted for the 3-for-2 stock split declared by the Company's Board of Directors on June 28, 1999 in the form of a 50% stock dividend distributed to shareholders on August 11, 1999. See the table below entitled "Option Grants During Fiscal 1999" for information concerning the grant of options in fiscal 1999 for shares of Elcor Common Stock.

(d) Represents contributions by the Company to the Elcor Corporation Employees' 401(k) Savings Plan and Employee Stock Ownership Plan, loans forgiven under the Stock/Loan Plan, and supplemental retirement benefits summarized as follows:

     Company Contributions to Employees' 401(k) Savings Plan and Employee Stock Ownership Plan:

                                                               YEAR ENDED JUNE 30,
                                                            -------------------------
                                                             1999      1998     1997
                                                             ------   ------   ------
Harold K. Work............................................  $11,200   $8,000   $6,900
Richard J. Rosebery.......................................   11,200    8,000    6,900
Leonard R. Harral.........................................    9,742    6,369    5,203
Raul G. Holguin...........................................   11,064    7,504    5,282
David G. Sisler...........................................   11,144    6,987    1,807

     Loans Forgiven Under the Stock/Loan Plan:

                                                                YEAR ENDED JUNE 30,
                                                            ---------------------------
                                                             1999      1998      1997
                                                             ------   -------   -------
Harold K. Work............................................  $39,003   $39,421   $44,353
Richard J. Rosebery.......................................   23,160    22,349    19,453
Leonard R. Harral.........................................    4,749     4,591     4,039
Raul G. Holguin...........................................    5,747     5,125     3,979
David G. Sisler...........................................    3,806     1,341       843

     Supplemental Retirement Benefits Contributed:

                                                                YEAR ENDED JUNE 30,
                                                            ---------------------------
                                                             1999      1998      1997
                                                             ------   -------   -------
Harold K. Work............................................  $31,037   $16,876   $13,226
Richard J. Rosebery.......................................   21,463    12,278     7,370
Leonard R. Harral.........................................        0         0         0
Raul G. Holguin...........................................        0         0         0
David G. Sisler...........................................      259         0         0

AGGREGATED OPTION EXERCISES DURING FISCAL 1999 AND FISCAL YEAR END OPTION VALUES

     The following table provides information related to options exercised during fiscal 1999 and options held under the Company's Incentive Stock Option Plan at June 30, 1999 by or to the Named Executive Officers.

                                                           NUMBER OF SECURITIES(A)        VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                               SHARES                    OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(C)
                             ACQUIRED ON      VALUE      ---------------------------   ---------------------------
                             EXERCISE(A)   REALIZED(B)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                             -----------   -----------   -----------   -------------   -----------   -------------
Harold K. Work.............    16,875       $190,781       66,375         116,625      $1,439,795     $1,675,454
Richard J. Rosebery........    31,500        389,375       51,750         101,625       1,070,718      1,507,866
Leonard R. Harral..........     1,488         25,924        4,363          10,096          91,784        157,015
Raul G. Holguin............     2,176         30,880        2,844          12,685          55,628        177,897
David G. Sisler............       766          9,358          900          12,968          17,263        186,128

---------------

(a) Number of shares has been adjusted for the 3-for-2 stock split declared by the Company's Board of Directors on June 28, 1999 in the form of a 50% stock dividend distributed to shareholders on August 11, 1999.

(b) Market value of underlying securities at exercise date minus the exercise price, not reduced for taxes, if any, payable upon exercise.

(c) The unrealized value of in-the-money options at fiscal year-end represents the aggregate difference between the market value of the underlying securities at June 30, 1999 and the applicable exercise prices. These differences accumulate over what may be, in many cases, several years.

OPTION GRANTS DURING FISCAL 1999

     The following table provides information related to options granted under the Company's Incentive Stock Option Plan to the Named Executive Officers during the fiscal year ended June 30, 1999.

                             INDIVIDUAL GRANTS                                   POTENTIAL REALIZABLE
----------------------------------------------------------------------------       VALUE AT ASSUMED
                          NUMBER OF     % OF TOTAL                                  ANNUAL RATES OF
                          SECURITIES     OPTIONS      EXERCISE                  PRICE APPRECIATION FOR
                          UNDERLYING    GRANTED TO     OR BASE                    OPTION TERMS(c)(d)
                           OPTIONS     EMPLOYEES IN   PRICE PER   EXPIRATION  ---------------------------
                          GRANTED(a)   FISCAL 1999    SHARE(b)       DATE          5%            10%
NAME -------------------  ----------   ------------   ---------   ----------  ------------   ------------
Harold K. Work..........    37,500        22.42%      $19.7917    10/26/2008  $    466,759   $  1,182,858
Richard J. Rosebery.....    30,000        17.93%       19.7917    10/26/2008       373,407        946,286
Leonard R. Harral.......     2,310         1.38%       19.7917    10/26/2008        28,752         72,864
Raul G. Holguin.........     4,065         2.43%       19.7917    10/26/2008        50,597        128,222
David G. Sisler.........     4,027         2.41%       19.7917    10/26/2008        50,124        127,023
All Shareholders........       N/A          N/A            N/A           N/A  $243,003,260   $615,817,969

---------------

(a) Options become exercisable 20% per year on the second through the sixth anniversary dates of the grant. Options granted were for a term of ten years, subject to earlier termination upon certain events related to certain terminations of employment. Upon the optionee's death, permanent and total disability, retirement after age 62, or a Change in Control (as defined in the agreement) of the Company, all options reflected in this table would become immediately exercisable.

(b) All options above were granted at market value at date of grant. The exercise price may be paid in cash, delivery of already owned shares or a combination of the foregoing. Exercise prices have been adjusted for the 3-for-2 stock split declared by the Company's Board of Directors on June 28, 1999 in the form of a 50% stock dividend distributed to shareholders on August 11, 1999.

(c) Gains are reported net of the option exercise price, but before any taxes associated with the exercise. These gains are calculated based on the stated assumed compounded rates of appreciation as set by the Securities and Exchange Commission for disclosure purposes. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the option holders' continued employment through the period over which options become exercisable in increments. The amounts reflected in this table may not be achieved.

(d) The potential realizable value for all shareholders on Common Stock is calculated over a period of ten years from October 27, 1998, the grant date of the above options, based on (i) a beginning stock price of $19.7917, the exercise price of such options, and (ii) the number of outstanding shares on October 27, 1998, adjusted, like the number of options and exercise price, for split shares issued in August 1999. The amounts reflected in the "All Shareholders" row may not be achieved.

STOCK/LOAN PLAN

     Under the Company's Stock/Loan Plan, described in the Compensation Committee Report included with this Proxy Statement, the Named Executive Officers had outstanding loans from the Company of which the highest outstanding balance and ending outstanding balance for the fiscal year ended June 30, 1999 are reflected in the table below.

                                                         LOANS UNDER STOCK/LOAN PLAN
                                             ----------------------------------------------------
                                              HIGHEST OUTSTANDING              OUTSTANDING
                   NAME                      BALANCE IN FISCAL 1999      BALANCE AT JUNE 30, 1999
                   ----                      ----------------------      ------------------------
Harold K. Work.............................         $180,905                     $176,597
Richard J. Rosebery........................          126,157                      123,755
Leonard R. Harral..........................         *                           *
Raul G. Holguin............................         *                           *
David G. Sisler............................         *                           *

---------------

* Balances of not more than $60,000 have been omitted.

EMPLOYMENT CONTRACTS; TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     As described in the Compensation Committee Report included with this Proxy Statement, the Company has entered into severance agreements with Named Executive Officers and certain other officers and employees. Under the agreements, each of the Named Executive Officers, as well as certain other officers and employees, would be entitled to a Severance Payment (described in the Compensation Committee Report) and forgiveness of outstanding loans under the Stock/Loan Plan, if such person's employment were terminated under certain circumstances within three years after a Change in Control. Such circumstances include such person's being terminated by the Company or its subsidiary without Cause (as defined in the agreement) or such person's terminating employment with the Company for Good Reason (as defined in the agreement). During a "thirty-day window" period beginning one year after a Change in Control, any reason for terminating such employment would constitute Good Reason. The thirty-day window is intended to provide additional incentive to remain with the Company or its subsidiary through the crucial transitional period of one-year following any Change in Control.

     The agreements would provide security for Severance Payment obligations upon a Change in Control with an escrow of funds or letters of credit, as the Company elects. The agreements also would provide the Named Executive Officers and other officers and key employees who are party to the severance agreements with certain life, health and disability insurance coverage guarantees described in the Compensation Committee Report. Furthermore, the agreements provide that the Company will provide reimbursement of certain excise taxes payable by reason of a Severance Payment and related payments.

     In addition, the Company's Incentive Stock Option Plan, as approved by shareholders in 1998, would accelerate the exercisability of previously unvested options held by an optionee, including a Named Executive Officer, upon the occurrence of a Change in Control. The Named Executive Officers are not parties to any other employment, severance or other change-in-control agreements with the Company.

COMPANY STOCK PERFORMANCE

     The following graphs set forth comparisons of the cumulative total return of the Company's Common Stock against the cumulative total return of the Dow Jones Building Materials index and the Russell 2000 index for the five-year and ten-year periods ending June 30, 1999. Cumulative total return assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                AMONG ELCOR CORPORATION, THE RUSSELL 2000 INDEX
                   AND THE DOW JONES BUILDING MATERIALS INDEX

                                                                                       DOW JONES BUILDING
                                         ELCOR CORPORATION         RUSSELL 2000            MATERIALS
                                         -----------------         ------------        -------------
 6/94                                          100.00                 100.00                 100.00
 6/95                                           91.00                 120.00                 116.00
 6/96                                           75.00                 149.00                 137.00
 6/97                                          116.00                 173.00                 177.00
 6/98                                          160.00                 206.00                 225.00
 6/99                                          279.00                 206.00                 224.00

     * $100 INVESTED ON 06/30/94 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

                COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN**
                AMONG ELCOR CORPORATION, THE RUSSELL 2000 INDEX
                   AND THE DOW JONES BUILDING MATERIALS INDEX

                                                    ELCOR CORPORATION             RUSSELL 2000           DOW JONES BUILDING MAT.
                                                    -----------------             ------------           -----------------------
 6/89                                                    100.00                      100.00                      100.00
 6/90                                                     95.00                      103.00                       95.00
 6/91                                                     66.00                      104.00                       92.00
 6/92                                                     88.00                      119.00                      107.00
 6/93                                                    264.00                      151.00                      123.00
 6/94                                                    250.00                      157.00                      121.00
 6/95                                                    227.00                      189.00                      140.00
 6/96                                                    187.00                      234.00                      166.00
 6/97                                                    290.00                      272.00                      215.00
 6/98                                                    398.00                      323.00                      274.00
 6/99                                                    696.00                      323.00                      272.00

     ** $100 INVESTED ON 06/30/89 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF
       DIVIDENDS. FISCAL YEAR ENDING JUNE 30.

DIRECTORS' COMPENSATION

     Nonemployee directors receive $20,000 per year, and an additional $1,000 per meeting, for serving on the Board. The employee directors are not compensated separately for service on the Board. Under the Company's Incentive Stock Option Plan (ISOP), on August 22, 1996, the directors approved the initial grant and subsequent annual grants of options to buy 2,000 (4,500 as adjusted for subsequent stock splits) shares of Common Stock to each nonemployee director serving after each Annual Meeting of Shareholders through October 1999. The purpose of these grants was to attract and retain highly qualified independent directors and to underscore their mutual interest with shareholders consistent with what management perceives to be a general desire in the investor community that significant elements of director compensation be equity-based and thereby dependent on corporate performance. Options granted to nonemployee directors under the ISOP will be nonqualified options and will become exercisable immediately. Each option will have a term ending the earlier of ten years after the grant date or three months after the cessation of a participant's status as a director of the Company for any reason other than death or disability, in which case the options generally remain exercisable for one year. Under an initiative adopted June 28, 1999, directors will continue to receive annual option grants generally equivalent to those set forth above; however, future option grants will extend the period for exercise of the option in the event of the director's death, disability, or retirement after age 62 by the lesser of
(i) five years, or (ii) the remainder of the ordinary term of the option.

     Nonemployee members of the Executive Committee receive $6,000 per year for service on such Committee. The employee directors are not compensated separately for service on such Committee.

     Audit Committee members (all of whom are nonemployees) receive $1,000 per meeting, except the Chairman, who receives $1,400 per meeting.

     Compensation Committee members (all of whom are nonemployees) receive $1,000 per meeting, except the Chairman, who receives $1,400 per meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1999, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries. Mr. Ortloff is a former officer of the Company and certain of its subsidiaries. No director, member of the Compensation Committee, or executive officer of the Company had a relationship with the Company or any other company during fiscal 1999 that is required by Securities and Exchange Commission regulations to be disclosed as a compensation committee interlock.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee provides advice and recommendations to the Board concerning compensation, including base salaries, bonuses and stock option awards under the Company's Incentive Stock Option Plan ("ISOP") for the Named Executive Officers, ISOP awards to other eligible employees, employer contributions to the ESOP and 401(k) Savings Plans, and the compensation of directors of Elcor. The Compensation Committee, however, does not actually approve the awards of compensation. The nonemployee members of the Board assess and approve the award of stock options. All nonemployee directors evaluate the Chief Executive Officer's performance and approve other elements of his compensation. The Board approves all other elements of compensation for the other Named Executive Officers with the abstention of Messrs. Rosebery and Work each from consideration and decisions regarding compensation for either of them.

     The objectives of Elcor's executive compensation program are to:

     1. Compensate competitively in order to attract, retain and motivate a highly competent executive team dedicated to achieving the Company's mission and strategic plans, which are designed to result in long-term growth in shareholder value;

     2. Tie individual compensation to individual and team performance and the success of the Company;

     3. Align the executive officers' and certain eligible employees' interests with those of the Company by making incentive compensation dependent upon the performance of the Company or the appropriate business unit;

     4. Align executive officers' and certain eligible employees' interests with those of the Company and its shareholders by providing long-term compensation opportunities through participation in the Company's ISOP, Stock/Loan Plan and Employee Stock Ownership Plan; and

     5. Maximize the tax deductibility of executive compensation.

     To achieve these compensation objectives, Elcor uses a combination of short-term and long-term compensation elements, all of which are affected by the performance of the individual and/or the performance of Elcor or the appropriate business unit. A significant amount of the total compensation is longer term compensation through stock ownership to assure alignment with shareholder interests. In addition, the Named Executive Officers participate in other compensation plans offered to all non-union employees. The Company does not provide post-retirement health care benefits (except for a prescription drug plan, the cost of which is paid entirely by an enrolled retiree) or defined benefit pension plans for the Named Executive Officers or any other non-union employees.

     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to specified executive officers to $1 million per officer in any one year. Compensation which qualifies as performance-based compensation will not have to be taken into account for purposes of this limitation. Should the compensation level of any executive officer approach the $1 million level, the Committee will reevaluate how compensation is structured and paid.

BASE SALARY

     Base compensation of executive officers is set based on offering competitive salaries in comparison to market salaries. Independent survey data developed by an independent data service for comparable executive positions in other similarly sized industrial companies is used to establish a minimum, median and maximum salary and bonus level for each executive position. These ranges may be subjectively adjusted from industry averages for factors such as local market conditions or unique aspects, responsibilities or qualifications of the position not believed to be normally associated with the position in other similarly sized companies. Base salary ranges are reviewed annually. A range of predetermined percentage increases and a maximum merit increase is established for various performance levels. The base salary position within the range is set after an annual subjective review of performance in areas of the executives' responsibilities. This review includes an evaluation of work performance, achievement of specific goals, position requirements and financial performance of the applicable business unit in relation to expected performance based on the annual strategic plan. No specific weighting of factors is used in evaluating overall job performance. Increases in base salaries of executive officers, including Named Executive Officers, are consistent with the Company's overall guidelines for other employee salary percentage increases for defined performance levels. These guidelines are revised annually to reflect the influence of economic, industry and Company factors. Salary increases are not necessarily granted each year. All base salaries for the Named Executive Officers fall within the range of compensation for their specific positions based on the independent survey data unless circumstances justify an exception during certain periods.

INCENTIVE CASH BONUS

     All Named Executive Officers are currently eligible for bonuses under the Elcor Incentive Cash Bonus Plan. Historically, the incentive plan year for Elcor differed from the Company's fiscal year due to seasonality considerations. Effective October 1, 1998, the incentive plan year for Elcor and Elk was changed to correspond to the Company's fiscal year, with payment limits established in the earlier quarters to provide assurance that executive incentive bonuses accurately reflect full year financial performance. The bonus plans for other business units have historically corresponded to the Company's fiscal year, and will continue to do so in the future.

     Incentive cash bonuses under the Incentive Cash Bonus Plans are paid quarterly for the Named Executive Officers, almost all eligible non-union employees, and certain union employees. Bonuses are calculated based on a targeted range of earnings before federal income taxes. The target earnings range for which bonuses will be paid is established annually based on (1) the fiscal year strategic plan for Elcor or the appropriate business unit, and (2) threshold and target levels of earnings, subjectively determined to represent a beginning level and target bonus level that provides incentive to achieve desired results. Desired results are subjectively determined. However, the target is considered to be in the range of the upper quartile performance for the business circumstances present during the plan year. The threshold level is considered to be in the range of average performance under the business circumstances. No bonus is payable until the minimum threshold level of earnings is achieved.

     The relationship of bonuses to base salaries in the Summary Compensation Table generally reflects the performance level of the Company or applicable business unit for each of the three fiscal years presented through the application of formula calculations based on earnings above the targeted thresholds. Bonuses paid for target performance vary by executive officer and ranged in fiscal 1999 from 26% to 50% of base salary for the Named Executive Officers. Should earnings exceed the upper end of the target range, which occurred in fiscal 1999, a premium bonus is awarded. Premium bonuses for the fiscal year were calculated at a reduced rate (20%) of the amount of bonus that would have paid had these earnings in excess of target been within the target range.

STOCK/LOAN PLAN

     Under the Stock/Loan Plan the Company may grant to certain eligible key employees right to apply to the Company for a loan, the proceeds of which must be used to purchase Elcor Common Stock within six months of the loan or applied to previous stock purchases not made in connection with the Stock/Loan Plan. The normal maximum amount which may be loaned to each eligible key employee is a percentage of the payment earned under the Incentive Cash Bonus Plan. For the Named Executive Officers, stock loans for fiscal 1999 were granted at 37 1/2% to 50% of amounts earned under the Incentive Cash Bonus Plan, and bear interest at the applicable federal rate. Loans granted before July 1, 1998 were non interest-bearing.

     The principal amount of the loan is forgiven at the rate of 20% for each year of continuous service subsequent to the date of the making of the loan. All accrued interest is forgiven with each year of continuous service subsequent to the date of the making of the loan. The amount of forgiven principal and interest is considered compensation to the employee at the time of forgiveness by the Company. The outstanding balances of such loans are required to be repaid on any termination of employment with the Company, with interest, except for termination due to disability, death or retirement.

LONG-TERM COMPENSATION

     Under the Company's ISOP, which the Company's shareholders approved in 1998, the Company may grant qualified and/or nonqualified options to purchase the Company's Common Stock to the Named Executive Officers and eligible directors and key employees of the Company and its subsidiaries. Stock options awarded in fiscal 1999 must be exercised within ten years from the date of grant. Such options for the Named Executive Officers and key employees become exercisable in 20% annual increments commencing on the second anniversary date of grant. The number of options granted is individually determined for each Named Executive Officer based on subjective evaluation of the individual's responsibility level and criticality to the Company, and is influenced by applying a formula of base pay times a predetermined percentage ranging in fiscal 1999 from 26% to 50% of base pay, and dividing this number by the average market price of the Company's stock during the preceding thirty-six months prior to the grant. In recognition of unique performance, some awards are greater than provided by this formula. In fiscal 1999, options were subjectively awarded to Mr. Work, Mr. Rosebery, and Mr. Holguin in amounts above the formula calculation.

EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

     The Named Executive Officers and all employees of the Company and its subsidiaries, except those covered by other plans established through collective bargaining, are eligible to participate in the ESOP upon completion of one year of service with the Company. The Company currently contributes a percentage (2.5% in fiscal 1999) of each participant's annual compensation, subject to limitations imposed by the Internal Revenue Service. Amounts contributed to the ESOP in fiscal 1999 vest over a period of years (20% after three years of service and an additional 20% for each additional year of service thereafter until 100% vested).

ELCOR CORPORATION EMPLOYEES' 401(K) SAVINGS PLAN

     The Elcor Corporation Employees' 401(k) Savings Plan provides for participation in employer contributions by all employees, including the Named Executive Officers, after one year of service, except those covered by other plans established through collective bargaining. The Company currently contributes a percentage (2.5% in fiscal 1999) of each participant's annual compensation to the plan. In addition, beginning January 1, 1998, to encourage increased employee participation in the plan, the Company began contributing an additional $0.50 for every $1.00 of employee contributions into the plan, limited to a maximum matching of 2.0% of an employee's compensation. Company contributions are also subject to limitations imposed by the Internal Revenue Service. Vesting of any Company contributions made in fiscal 1999 occurs according to the same schedule as that of the ESOP described above.

SUPPLEMENTAL RETIREMENT BENEFITS

     In accordance with Internal Revenue Code Section 401(a)(17)(A), qualified benefit plans must limit the annual compensation of each employee taken into account under the plans for any year to an indexed dollar amount, currently $160,000. In September 1994, the Board of Directors determined that this limitation reduces retirement funds intended for the benefit of the employees affected by this limitation and authorized a special cash payment to any employee, including the Named Executive Officers, in an amount equal to the difference between the actual amount contributed for their benefit to the ESOP and 401(k) Savings Plan and the amount that would have been contributed to these plans for their benefit, including a factor to offset a portion of the Federal tax liability due on the payment had there been no statutory dollar limitation.

CHANGE-IN-CONTROL AND SEVERANCE AGREEMENTS

     In May 1998, the Board of Directors approved severance agreements with certain officers and employees, including each of the Named Executive Officers. The Compensation Committee believes that the agreements will serve to protect the Company and its shareholders, as well as these officers and employees, in the event of a threatened or actual change in control of the Company. The agreements are designed to reinforce these officers' and employees' dedication to the Company's best interests before and after such a transaction, and would reduce the likelihood that these officers and employees would leave the Company prematurely. In structuring and deciding upon the level of benefits, the Compensation Committee and Board utilized, among other things, a survey prepared by the Company's outside counsel of competitive practices within the Company's peer group based on public filings.

     The agreements provide for severance benefits upon certain terminations of employment within three years after a Change in Control (as defined in the agreements) of the Company. Change in Control events under the severance agreements include (a) the acquisition of 40% or more of the Company's outstanding voting securities, (b) certain mergers or consolidations, (c) the approval by the Company's shareholders of a plan of dissolution or liquidation, or (d) certain sales or transfers of 67% or more of the fair value of the Company's operating assets or earning power.

     Under the agreements, if the officer's or employee's employment with the Company or its subsidiary is terminated within three years of a Change in Control under certain circumstances, the officer or employee will be entitled to receive a lump-sum severance payment equal to two times (except for payments to Messrs. Work and Rosebery who would receive 2.99 times) the highest annual cash compensation he received in any calendar year during the three year period immediately preceding termination (the "Severance Payment"), plus all outstanding loans under the Company's Stock/Loan Plan would be forgiven in full. In addition, under the agreements, for a period of two years following a Change in Control (three years for Messrs. Work And Rosebery), the officers and employees would be entitled to medical, disability and life insurance coverage at a cost to the officer or employee of no more than 120% of the amount the employee paid for such benefits immediately prior to the Change in Control.

     In addition, under the ISOP, all options held by optionees under that Plan, including the Named Executive Officers, would become immediately exercisable upon a Change in Control.

CEO COMPENSATION

     The Chief Executive Officer of Elcor, Harold K. Work, participated during fiscal 1999 in the same compensation programs as the other Named Executive Officers with each component of his compensation determined by the Board of Directors according to the same criteria described above. Mr. Work's base salary was generally determined in the same manner as other executive officers and described in the Base Salary section described previously. Mr. Work's incentive compensation was calculated on a formula basis using the same methodology and guidelines as described in the Incentive Cash Bonus section of this report.

     In fiscal 1999, Mr. Work was awarded qualified and nonqualified stock options in an amount above the formula calculations for stock option grants.

     All other compensation for Mr. Work was determined on the same basis and using the same criteria as the other Named Executive Officers.

RECENT COMPREHENSIVE EVALUATION

     During fiscal 1999, the Compensation Committee engaged an independent consulting firm, Towers Perrin, to conduct a comprehensive evaluation of the Company's overall compensation program, including all key elements of compensation for corporate and subsidiary officers: base salaries, incentive cash bonuses and stock option awards. The primary objective of this independent evaluation was to provide reasonable assurance that the compensation opportunity to such officers is competitive and provides appropriate incentive to attract, motivate and retain the best possible executive talent for the benefit of the Company's shareholders.

     Based on the results of this comprehensive evaluation, the Compensation Committee made its recommendations, which were adopted by the Board of Directors on June 28, 1999. In part, the Committee's consultant found that the competitive data the Company uses should be revised to include more small capitalization public companies and fewer small private organizations. These changes provide a data base which better represents the organizations with which the Company competes for executive talent. Based on updated competitive data, the consultant found that the Company's long-term compensation had fallen behind the market. As a result, the Committee recommended and the Board approved the adoption of initiatives to continue current practices for base salary and target bonus, but to provide increased opportunities for premium bonus and long-term incentive compensation in line with corporate performance and the creation of shareholder value. The modifications to the Company's compensation program were made within the framework of the Company's existing compensation, benefit and welfare plans.

Dated: September 9, 1999                    Dale V. Kesler, Chairman
                                            James E. Hall, Member
                                            W. F. Ortloff, Member

                                  PROPOSAL TWO

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     On recommendation of the Audit Committee, the Board of Directors has appointed, subject to ratification by the shareholders, Arthur Andersen LLP, of Dallas, Texas, as independent auditors of the Company for the fiscal year ending June 30, 2000. This firm has made the annual audit of the accounts of the Company since 1966. The Company has been advised that neither Arthur Andersen LLP nor any member thereof has any direct or indirect financial or other interest in the Company or any of its subsidiaries. The Board of Directors each year requests the shareholders to ratify the appointment of auditors and in the past, the shareholders have overwhelmingly ratified the appointment each year. Shares represented by properly executed proxies will be voted, in the absence of contrary indication therein or revocation thereof by the shareholder granting such proxy, in favor of the ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending June 30, 2000. In the unlikely event that such appointment is not ratified, the Board of Directors will consider alternatives which might be pursued. Such alternatives could include the selection of another auditor or continuation of Arthur Andersen LLP as auditor.

     A representative of Arthur Andersen LLP will attend the Annual Meeting of Shareholders and will have the opportunity to make a statement if he desires to do so, and such representative will be available to respond to appropriate shareholder questions.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

                           A VOTE FOR THIS PROPOSAL.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company and certain written representations of its directors and officers, the Company believes that all reports required by Section 16(a) of the Securities and Exchange Act of 1934 applicable to its directors, executive officers and greater than ten percent shareholders were timely filed in such fiscal year and prior fiscal years, except as previously reported.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders with respect to matters to be voted upon at the Company's 2000 Annual Meeting of Shareholders, now scheduled to be held on October 24, 2000, must be received by the Company's Secretary on or before May 20, 2000, in order to be considered for inclusion in the Company's proxy statement and proxy relating to that meeting. Although they may not be included in the Company's proxy statement and proxy relating to that meeting, valid proposals received after that date but on or before July 25, 2000, will nevertheless be included in the meeting's agenda if proposed in accordance with the bylaws of the Company.

     As to the Meeting, consistent with Securities and Exchange Commission rules, by signing and returning the accompanying proxy, a shareholder thereby grants to the named proxies the discretion to vote the shares represented thereby against any shareholder proposal, since the required 90-day notice under the Company's bylaws has not been received as to any such proposal.

                          ANNUAL REPORT AND FORM 10-K

     The Annual Report of the Company for the year ending June 30, 1999, including financial statements, is being mailed to shareholders of record as of the close of business on the record date together with this Proxy Statement.

     UPON WRITTEN REQUEST BY ANY SHAREHOLDER ENTITLED TO VOTE AT THE 1999 ANNUAL MEETING, THE COMPANY WILL FURNISH THAT PERSON WITHOUT CHARGE A COPY OF THE FORM 10-K ANNUAL REPORT, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED JUNE 30, 1999. REQUESTS SHOULD BE ADDRESSED TO RICHARD J. ROSEBERY, VICE CHAIRMAN, ELCOR CORPORATION, 14643 DALLAS PARKWAY, SUITE 1000, DALLAS, TEXAS 75240-8871.

                                 OTHER MATTERS

     No business other than that referred to in this Proxy Statement is expected to come before the Meeting, but should any other matters requiring a vote arise, including a question of adjourning the Meeting, the persons named as proxies in the enclosed proxy will vote thereon according to their best judgment in the interest of the Company. Although the minutes from last year's Annual Meeting of Shareholders are expected to be presented for approval at the Meeting, approval of such minutes will not itself constitute substantive action on the matters voted upon at last year's meeting.

Dated: September 17, 1999                    By Order of the Board of Directors
                                                      DAVID G. SISLER
                                                         Secretary

                                  [ELCOR LOGO]

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          OCTOBER 26, 1999, 10:00 A.M.
DERRICK ROOM OF THE MIDLAND PETROLEUM CLUB, 501 WEST WALL STREET, MIDLAND, TEXAS

The undersigned, revoking all prior proxies, hereby appoints Harold K. Work, Richard J. Rosebery and David G. Sisler, or any one of them, with full power of substitution, as proxies to represent and vote as designated hereon all shares of common stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Elcor Corporation dated October 26, 1999 and at any adjournment(s) thereof (collectively, the "Meeting") with all the powers the undersigned would possess if personally present and voting thereat, (a) as instructed on the reverse side with respect to the following matters more fully described in the Proxy Statement dated September 17, 1999, and (b) in their discretion upon other matters which properly come before the Meeting.


                            PLEASE SEE REVERSE SIDE



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                            * FOLD AND DETACH HERE *

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UNLESS OTHERWISE INSTRUCTED HEREON, IT IS INTENDED THAT THE PROXIES WILL VOTE THE SHARES FOR ITEMS 1 AND 2.       Please mark
                                                                                                                  your votes as  [X]
                                                                                                                  indicated in
                                                                                                                  this example
1. ELECTION OF DIRECTORS      NOMINEES: MESSRS. 01 DAVID W. QUINN AND 02 RICHARD J. ROSEBERY

    FOR          WITHHOLD     To withhold authority to vote for any individual Nominee, write that Nominee's name on the line below.
    all          AUTHORITY
  Nominees   for all Nominees -----------------------------------------------------------------------------------------------------
    [ ]             [ ]

2. APPROVAL OF ARTHUR ANDERSEN
   LLP AS AUDITORS FOR FISCAL 2000

    FOR   AGAINST  ABSTAIN
    [ ]     [ ]      [ ]


                                                                            PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS ON THIS
                                                                            PROXY. JOINT OWNERS SHOULD EACH SIGN. IF HELD BY A
                                                                            CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY DULY
                                                                            AUTHORIZED OFFICER. EXECUTORS, ADMINISTRATORS, TRUSTEES,
                                                                            ETC. SHOULD GIVE FULL TITLE AS SUCH.

                                                                            Dated                                             , 1999
                                                                                  --------------------------------------------

                                                                            --------------------------------------------------------
                                                                                             Signature of Shareholder

                                                                            --------------------------------------------------------
                                                                                             Signature of Shareholder

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                                                      * FOLD AND DETACH HERE *


                                                 [       VOTE BY TELEPHONE        ]
                                                 [  QUICK *** EASY *** IMMEDIATE  ]


                                     YOUR VOTE IS IMPORTANT! - YOU CAN VOTE IN ONE OF TWO WAYS:
              1. TO VOTE BY PHONE: CALL TOLL-FREE 1-800-840-1208 ON A TOUCH TONE TELEPHONE 24 HOURS A DAY - 7 DAYS A WEEK
                              THERE IS NO CHARGE TO YOU FOR THIS CALL. - HAVE YOUR PROXY CARD IN HAND.
          YOU WILL BE ASKED TO ENTER A CONTROL NUMBER, WHICH IS LOCATED IN THE BOX IN THE LOWER RIGHT CORNER OF THIS FORM

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OPTION 1:                To vote as the Board of Directors recommends on ALL proposals, press 1.
------------------------------------------------------------------------------------------------------------------------------------

                                             WHEN ASKED, PLEASE CONFIRM BY PRESSING 1.

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OPTION 2:                If you choose to vote on each Proposal separately, press 0. You will hear these instructions.
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                         Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, PRESS 9
                         To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions

                         Proposal 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                                              WHEN ASKED, PLEASE CONFIRM BY PRESSING 1.

                                                                 OR

2. TO VOTE BY PROXY:     Mark, sign and date your proxy card and return promptly in the enclosed envelope.

                           NOTE: If you vote by telephone, THERE IS NO NEED TO MAIL BACK your Proxy Card.

                                                       THANK YOU FOR VOTING.
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